                   VOID AFTER 5:00 P.M., EASTERN STANDARD TIME
             ON THE FIRST ANNIVERSERY DATE FROM THE DATE OF ISSUANCE

                                SPECIMEN FORM OF
                        CERTIFICATE FOR CLASS A WARRANTS
              FOR THE PURCHASE OF COMMON STOCK, $.001 PAR VALUE, OF

                           MATERIAL TECHNOLOGIES, INC.

              Incorporated Under The Laws Of The State of Delaware

            THIS COMMON STOCK PURCHASE WARRANT CERTIFIES THAT, for value received, ____________________________ or its registered assigns ("Holder"), is the registered holder of the number of warrants (Warrants) set forth above, issued by Material Technologies, Inc., a Delaware corporation ("Company").

         This Common Stock Purchase Warrant is issued under and subject to all of the terms, provisions and conditions of the Company's Executive Summary of
Offering Terms ("Summary"), dated as of February 17, 2003 and the Company's
Unit Purchase Agreement described therein ("Purchase Agreement"), between the
Company and the purchasers of the Units described in the Summary, all of which terms, provisions and conditions the Holder of this Warrant consents by acceptance hereof. The Purchase Agreement is incorporated herein by reference and made a part hereof, and reference is made to the Purchase Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Company and the Holders of the Warrants. Copies of the
Purchase Agreement is available for inspection at the offices of the Company at
11661 San Vicente Boulevard, Suite 707, Los Angeles, California 90049, or may be
obtained upon written request addressed to the Company at said address.

         Each Warrant entitles the Holder thereof to purchase from the Company, subject to the terms and conditions set forth hereinafter and in the Purchase
Agreement, ______ fully paid and non-assessable share(s) of common stock, $.001 par value, of the Company ("Common Stock") upon presentation and surrender of this Warrant with the exercise form hereon duly completed and executed, at any time prior to 5:00 p.m., Eastern Standard Time, for a term of one year from and after the date of issuance of this Warrant ("Exercise Period"), at the Company's stock transfer agent's office, if there be no stock transfer agent, at the corporate offices of the Company at the address set forth above, and upon payment of $_____ per share of Common Stock ("Purchase Price") and any applicable taxes paid either in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the
Company. The Holder may exercise all or any whole number of the Warrants evidenced hereby. The Purchase Price and the number of shares of Common Stock issuable upon exercise of a Warrant are subject to adjustment in certain events specified in the Purchase Agreement.

         The purchase rights represented by this Warrant shall not be exercisable with respect to a fraction of a share of Common Stock. As to any fractions of a share which would otherwise be purchasable on the exercise of a
Warrant, the Company shall pay the cash value thereof determined as provided in the Purchase Agreement. In case of the purchase of less than all the shares purchasable under this Warrant, the Company shall cancel this Warrant upon the surrender hereof and shall execute and deliver a new Warrant of like tenor for the balance of shares purchasable hereunder.

         This Warrant Certificate shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein expressed and such as are set forth, and no dividends shall be payable or shall accrue in respect of the Warrants represented by this Warrant except to the extent that such Warrants shall be exercised.

         Upon 30 days' prior written notice delivered to the Warrant Holders address shown on the books and records maintained by the Company, the Company may at any time redeem all or any portion of the outstanding Warrants for
$0.0001 per Warrant.

         The Warrants are exercisable commencing from the date of issuance as set forth below and continuing only for the Exercise Period, provided that such shares of Common Stock are deemed to be exempt from registration under Federal and applicable state securities laws. All Warrants not theretofore exercised or redeemed shall expire at 5:00 p.m., Eastern Standard Time, on the last day of the Exercise Period, and any Warrant not exercised by such time shall become void unless extended by the Company.

         This Warrant, with or without other Warrants, upon presentation and surrender to the Company's stock transfer agent, any successor stock transfer agent or, in the absence of any successor stock transfer agent, at the corporate offices of the Company, may be exchanged for another Warrant evidencing in the aggregate the same number of Warrants as the Warrant so surrendered, subject to such terms and conditions set forth in the Purchase Agreement. If the Warrants evidenced by this Warrant shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant evidencing the number of Warrants not so exercised.

         The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Warrants evidenced by this Warrant until any tax which may be payable in respect thereof by the Holder pursuant to the Purchase Agreement shall have been paid.

         Except as permitted by the Company, this Warrant and all rights hereunder are nontransferable. If and only if permitted by the Company, a transfer by the registered holder hereof in person or by its duly authorized attorney, may be made on the books of the Company upon surrender of this
Warrant, properly endorsed.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and has caused a facsimile of its corporate seal to be imprinted hereon.

February ___, 2003.                 MATERIAL TECHNOLOGIES, INC.
Date of Issuance

                                    By:_________________________________________
                                         Robert M. Bernstein, President and
                                                 Chief Executive Officer